Exhibit 107
Rule 457 Calculation of Filing Fee Tables
Form S-3
(Form Type)
Jushi Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Primary Offering of Securities
Fees to be Paid	Equity	Subordinate Voting Shares, no par value	457(o)	(1)
Fees to be Paid	Equity	Preferred Shares, no par value	457(o)	(1)
Fees to be Paid	Other	Warrants	457(o)	(1)
Fees to be Paid	Other	Rights	457(o)	(1)
Fees to be Paid	Other	Units	457(o)	(1)
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$250,000,000 (3)	0.00014760	$36,900
	Secondary Offering of Securities
Fees to be Paid	Equity	Subordinate Voting Shares, no par value	457(c)	44,660,966 (4)	$0.672 (5)	$30,012,169 (5)	0.00014760	$4,430
	Total Offering Amounts							$41,330
	Total Fee Offsets							-
	Net Fee Due							$41,330
(1)This registration statement covers an indeterminate amount of the securities of each identified class of securities, including such indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of Jushi Holdings Inc. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.F. of Form S-3 under the Securities Act.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)Represents (i) 11,451,665 Subordinate Voting Shares, (ii) 11,385,000 Subordinate Voting Shares issuable upon exercise of outstanding options issued under the Company's equity plan; and (iii) 21,824,301 Subordinate Voting Shares issuable upon exercise of outstanding warrants, from time to time. The shares will be offered for resale by the Selling Shareholder. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(5)Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the bid and asked price as of April 11, 2024.